WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE>              5
                       1,000


Period type          3 mon          3 mons         3 mons          3 mons
Fiscal year end      Dec 31, 1998   Dec 31, 1997   Dec 31, 1998    Dec 31, 1997
Period start         Jan 1, 1998    Jan 1, 1997    April 1, 1998   April 1, 1997
Period end           Mar 31, 1998   Mar 31, 1997   June 30, 1998   June 30, 1997
Sales                102,724              93,084         113,245         98,187
Total Revenue        102,724        93,084         113,245         98,187
CGS                  75,569         72,968         78,653          74,333
Total costs          75,569         72,968         78,653          74,333
Other expenses       21,668         17,270         26,401          18,869
Loss provision       0              0              0                 0
Interest expense     (505)          (219)          (1,629)         (338)
Income pre tax       5,893          5,577          7,685           5,394
Income tax           2,535          2,231          3,290           2,157
Income continuing    3,358          3,346          4,395           3,237
Discontinued         0              0              0               1,063
Extraordinary        0              0              0               0
Changes              0              0              0               0
Net income           3,358          3,346          4,395           4,300
EPS basic            .33            .33            .42             .44
EPS diluted          .31            .32            .40             .44
